Exhibit 99.2
FINANCIAL GUIDANCE SUMMARY
2008 Financial Guidance
(in millions, except per share amounts)

	Year Ended
	December 31, 2008
	Range
Revenue	$380.00	$395.00

Earnings before interest, taxes, depreciation, amortization and other non-cash items (“Adjusted EBITDA”) (a)	97.50	107.50

Adjusted EBITDA per diluted common share	$1.57	$1.73

Interest, taxes, depreciation, amortization and other non-cash items (b)
Interest income	10.00	11.00
Depreciation and amortization	(31.00)	(29.00)
Non-cash advertising	(5.00)	(5.00)
Non-cash stock-based compensation	(22.00)	(21.00)
Income tax provision ( c )	(20.00)	(26.00)

Net income	$29.50	$37.50

Net income per common share:
Basic	$0.50	$0.64

Diluted	$0.48	$0.60

Weighted-average shares outstanding used in computing net income per common share:
Basic	59.00	59.00
Diluted	62.00	62.00
Notes:

(a)	See Annex A — Explanation of Non-GAAP Financial Measures

(b)	Reconciliation of Adjusted EBITDA to net income

(c)	Income tax rate for 2008 is estimated to be approximately 41% of pretax income. The income tax provision excludes any benefit relating to any reversal in 2008 of the valuation allowance against deferred tax assets.